Exhibit 24

POWER OF ATTORNEY

Know all persons by these presents, that I, the undersigned, a director of The ADT Corporation., a Delaware corporation (the “Corporation”), do hereby make, nominate and appoint Kathryn A. Mikells, Michele Kirse, and N. David Bleisch, and each of them, to be my attorney-in-fact, with full power and authority to sign on my behalf a Form 10-K for the year ended September 28, 2012, to be filed by the Corporation with the Securities and Exchange Commission, and any amendments thereto, which shall have the same force and effect as though I had manually signed the Form 10-K or any amendments thereto.

Name	Capacity

/s/ Thomas Colligan Thomas Colligan	Director

/s/ Timothy Donahue Timothy Donahue	Director

/s/ Robert Dutkowsky Robert Dutkowsky	Director

/s/ Bruce Gordon Bruce Gordon	Chairman and Director

/s/ Bridgette Heller Bridgette Heller	Director

/s/ Kathleen Hyle Kathleen Hyle	Director

/s/ Dinesh Paliwal Dinesh Paliwal	Director